Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made as of January 27, 2009, by and between American Apparel, Inc., a Delaware corporation (herein referred to as the “Company”), and Glenn A. Weinman (herein referred to as the “Executive”) (the “Agreement”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive deem it to be in their respective best interests to enter into an agreement providing for the Company’s employment of the Executive pursuant to the terms herein stated;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.           Employment; Position and Duties; Exclusive Services.

(a)          Employment.  The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Term provided in Section 2 below and upon the other terms and conditions hereinafter provided.

(b)         Position and Duties.  During the Term, the Executive (i) agrees to serve as the General Counsel and Secretary of the Company and to perform such reasonable duties as may be delineated in the By-Laws of the Company and as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”), including, without limitation, the management of the legal affairs of the Company, (ii) shall report, as General Counsel of the Company, only to the Board, the Chairman of the Board and the Chief Executive Officer of the Company, (iii) shall be given such authority as is appropriate to carry out the duties described above, it being understood that, in his capacities as General Counsel and Secretary of the Company, his duties will be consistent in scope, prestige and authority with the duties of General Counsel of the Company as demonstrated by the Company’s existing practices as of the effective date of this Agreement, and (v) agrees to serve, if elected, at no additional compensation in the position of officer or director of any subsidiary or affiliate of the Company; provided, however, that such position shall be of no less status relative to such subsidiary or affiliate as the position that the Executive holds pursuant to clause (i) of this Section 1(b) is relative to the Company.

(c)          Exclusive Services.  During the Term, and except for illness or incapacity, the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company and its subsidiaries and affiliates, shall not be engaged in any other business activity, and shall perform and discharge the duties which may be assigned to him from time to time by the Board or the Chief Executive Officer; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

(1)        serving, in accordance with the Company’s policies, as a director or member of a committee of any company or organization involving no actual or potential conflict of interest with the Company or any of its subsidiaries or affiliates,

    (ii)     delivering lectures and fulfilling speaking engagements,

    (iii)    engaging in charitable and community activities, and

    (iv)    investing his personal assets in a Passive Investment.  For purposes of this Agreement, a “Passive Investment” shall mean an investment in a business or entity which does not require the Executive to render any services in the operations or affairs of such business or entity and which does not materially adversely affect or interfere with the performance of the Executive’s duties and obligations to the Company or any of its subsidiaries or affiliates.

(d)          Place of Employment.  The Executive shall perform his duties out of the Company’s Los Angeles, California office (as same may be relocated in the same metropolitan area from time to time) or at such other location as shall be agreed to by the Company and the Executive.

2.           Term of Agreement.

The term of employment under this Agreement shall initially be the two-year period commencing on February 17, 2009 (the “Effective Date”) and ending on February 17, 2011, and shall be automatically extended without further action by either party for successive one-year periods, unless written notice of the Company’s intention to terminate this Agreement has been given to the Executive at least 90 days prior to the expiration of the Term (including any one-year extension thereof).  As used in this Agreement, the “Term” shall mean the initial two-year term plus any extensions thereof as provided in this Section 2.

3.             Salary and Bonuses.

The Executive’s cash compensation for all services to be rendered by him in any capacity hereunder shall consist of base salary and other compensation as provided in this Section.

(a)          Salary.  The Executive shall be paid a minimum base salary (the “Salary”) at the rate of $300,000.00 per annum.  The Salary shall be payable in accordance with the customary payroll practices for executives of the Company.  The amount of the Executive’s Salary will be reviewed not less often than annually by the

Compensation Committee of the Board (the “Compensation Committee”) and may be increased, but not decreased below such amount, on the basis of such review.

(b)          Performance Bonuses. The Board will consider the payment to the Executive of an annual performance bonus as to each fiscal year during the Term.  The Board will also consider the Executive’s participation in a long-term performance bonus program being considered by the Board for senior executives of the Company.  The amount and timing of the bonuses, if any, and criteria therefore shall be at the sole discretion of the Board.

4.           Stock Options.

Commencing as of the Effective Date, the Executive shall be eligible for stock and stock option grants under the Company’s 2007 Performance Equity Plan and any successor plan thereto (collectively, the “Equity Plan”) for the Company’s executive officers, in accordance with the terms and conditions thereof.  Stock and stock option grants, if any, will be at the sole discretion of the Compensation Committee.  Any options granted to the Executive under the Equity Plan shall be subject to the terms and conditions specified by the Compensation Committee in accordance with the provisions of the Equity Plan.

5.           Pension and Welfare Benefits.

During the Term, the Executive will participate in all pension and welfare plans, programs and benefits that are applicable to executives of the Company.

6.           Other Benefits.

(a)          Travel and Business-related Expenses.  During the Term, the Executive shall be reimbursed in accordance with the policies of the Company for traveling and other expenses incurred in the performance of the business of the Company.

(b)          Vacation; Leaves of Absence.  The Executive shall accrue three weeks of paid vacation for each full year of employment during the Term; provided that the Executive shall be allowed vacations and leaves of absence with pay on the same basis as the Company generally provides to other senior executive employees of the Company.

(c)          State, County and Legal Association Bar Dues and Fees.  During the Term, the Executive shall be reimbursed for his State and County Bar Dues and for dues and/or fees required to join legal or trade associations in the furtherance of the Executive's duties and/or education.

7.           Termination of Employment.

(a)          Termination for Cause; Resignation Without Good Reason.

(i)          If the Executive’s employment is terminated by the Company for Cause (as defined below in this Section) or if the Executive resigns from his employment without Good Reason (as defined below in this Section), prior to the expiration of the Term, the Executive shall be entitled to receive:  (A) the Salary provided for in Section 3(a) as accrued through the date of such resignation or termination; (B) any annual performance bonus or long term performance bonus earned but not yet paid in respect of any calendar year preceding the year in which such termination or resignation occurs; and (C) any unreimbursed expenses.  The Executive shall not accrue or otherwise be eligible to receive Salary payments or to participate in any plans, programs or benefits described in Section 5 hereof with respect to periods after the date of such termination or resignation and shall not be eligible to receive any annual performance bonus or long term performance bonus in respect of the year of such termination or resignation or any calendar year following the year in which such termination or resignation occurs.  Any bonus earned in respect of a year prior to the year in which such termination or resignation occurs shall be payable at the same time and in the same manner as bonuses are paid to participants in the applicable bonus plan.

The Executive shall have no right under this Agreement or otherwise to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation of employment (except to the extent provided for under the terms of any such plan, arrangement or benefit).

(ii)         Termination for “Cause” shall mean termination by action of the Board because of:  (A) the Executive’s willful and continued failure (other than by reason of the incapacity of the Executive due to physical or mental illness) substantially to perform his duties hereunder; (B) the conviction of the Executive or the Executive entering a plea of guilty or nolo contendere to a crime that constitutes a felony or the perpetration by the Executive of a serious dishonest act against the Company or any of its affiliates or subsidiaries; (C) any willful misconduct by the Executive that is materially injurious to the financial condition or business reputation of the Company or any of its affiliates or subsidiaries; or (D) chronic alcoholism or drug abuse which materially affects the Executive’s performance hereunder, provided, however, that no event or circumstance shall be considered to constitute Cause within the meaning of this clause (ii) unless the Executive has been given written notice of the events or circumstances constituting Cause and has failed to effect a cure thereof within 30 calendar days following the receipt of such notice.

(iii)        Resignation for “Good Reason” shall mean the resignation of the Executive because of (A) a material reduction in the Executive’s responsibilities, duties, authority, status or titles as described in Section 1 above; (B) failure by the Company to pay or provide the Executive when due any compensation, benefits or perquisites to which the Executive is entitled pursuant to this Agreement or any other plan, contract or arrangement in which the Executive participates or is entitled to participate; or (c) a material breach of the Company’s obligations under this Agreement; provided, however, that no event or circumstance shall be considered to constitute Good Reason within the meaning of this clause (iii) unless the Company has been given written notice of the events or circumstances constituting Good Reason by the Executive within 30 days of the initial occurrence of such event or circumstance and the Company has failed to effect a cure thereof within 30 calendar days following the receipt of such notice.

(iv)        The date of termination of employment by the Company pursuant to this Section 7(a) shall be the date specified in a written notice of termination from the Company to the Executive, which, in the case of a proposed termination to which the 30-day cure period provided for in subsection (ii) above applies shall be no less than 31 days after the delivery of such notice to the Executive.  The date of a resignation by the Executive pursuant to this Section 7(a) shall be the date specified in the written notice of resignation from the Executive to the Company, which, in the case of a proposed resignation to which the 30-day cure period provided for in subsection (iii) above applies shall be no less than 31 days after the delivery of such notice to the Company, or, if no date is specified therein, 61 days after receipt by the Company of the written notice of resignation from the Executive.

(b)        Termination Without Cause, Resignation for Good Reason.

(i)         If the Executive’s employment is terminated by the Company without Cause or if the Executive should resign for Good Reason, prior to the expiration of the Term, he shall be entitled to receive:  (A) the Salary provided for in Section 3(a) as accrued through the date of such resignation or termination and continuing for a period of one year from the date of such resignation or termination (the “Continuation Period”); (B) any bonus earned but not yet paid in respect of any calendar year preceding the year in which such termination or resignation occurs; (C) any unreimbursed expenses and (1) a bonus for the calendar year in which such termination or resignation occurs equal to the Executive’s target annual performance bonus, if any, for such year and each subsequent calendar year included in whole or in part within the Continuation Period, provided, however, that the amount of such bonus payable in respect of any partial calendar year at the conclusion of the Continuation Period shall be prorated and shall equal such target annual performance bonus multiplied by a fraction, the numerator of which shall equal the number of days in such calendar year up to and including the last day of the Continuation Period and the denominator of which shall equal the lesser of 365 or the number of days in such final calendar year up to and including the last day of the Term; and (D) all stock and stock option grants awarded to the Executive by the Company, or a successor by merger or acquisition, including, but not limited to all awards under the Company’s 2007 Performance Equity Plan and any successor plan thereto, shall become 100% vested and shall be exercisable as provided in the applicable stock option agreement.

Except to the extent required pursuant to Section 21 hereof, during the Continuation Period, (X) Salary payments to the Executive shall be payable in accordance with the payroll practices of the Company, and (Y) bonus payments, if any, shall be made in respect of each calendar year at the same time and in the same manner as bonuses are paid to participants in the applicable bonus plan.

The Executive shall also be entitled to continued participation in the medical, dental and insurance plans and arrangements described in Section 5, on the same terms and conditions as are in effect immediately prior to such termination or resignation, until the earlier to occur of (i) the last day of the Continuation Period and (ii) such time as the Executive is entitled to comparable benefits provided by a subsequent employer.  Anything herein to the contrary notwithstanding, the Company shall have no obligation to Continue to maintain during the Continuation Period any plan or program solely as a result of the provisions of this Agreement.  If, during the Continuation Period, the Executive is precluded from participating in a plan or program by its terms or applicable law or if the Company for any reason ceases to maintain such plan or program, the Company shall provide the Executive with compensation or benefits the aggregate value of which, in the reasonable judgment of the Company, is no less than the aggregate value of the compensation or benefits that the Executive would have received under such plan or program had he been eligible to participate therein or had such plan or program continued to be maintained by the Company.

(ii)         Except as may be provided under the terms of any applicable grants to the Executive, under any plan or arrangement in which the Executive participates or except as may be otherwise required by applicable law, including, without limitation, the provisions of Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive shall have no right under this Agreement or any other agreement to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation of employment.  In the event of a termination or resignation pursuant to this Section 7(b), the Executive shall have no duty of mitigation with respect to amounts payable to him pursuant to this Section 7(b) or other benefits to which he is entitled pursuant hereto.  Notwithstanding anything to the contrary in this Agreement, the right of the Executive to receive payments provided for in this Section 7(b) shall be subject to Section 8 of this Agreement.

(iii)        The date of termination of employment by the Company pursuant to this Section 7(b) shall be the date specified in the written notice of termination from the Company to the Executive or, if no date is specified therein, ten business days after receipt by the Executive of the written notice of termination from the Company.  The date of a resignation by the Executive pursuant to this Section 7(b) shall be the date specified in the written notice of resignation from the Executive to the Company or, if no date is specified therein, ten business days after receipt by the Company of the written notice of resignation from the Executive.

(c)          Death.  If the Executive’s employment hereunder terminates by reason of death prior to expiration of the Term, the Executive’s beneficiary (or if no such beneficiary is designated, his estate) shall be entitled to receive:  (i) the Salary provided for in Section 3(a) as accrued through the date of the Executive’s death; (ii) any bonus earned but not yet paid in respect of any calendar year preceding the year in which the Executive’s death occurs; (iii) a bonus for the calendar year in which the Executive’s death occurs equal to a pro rata portion of the Executive’s target annual performance bonus, if any, for such year, determined on the basis of the number of days in such year through the date of the Executive’s death; and (iv) any unreimbursed expenses.  Bonus payments provided for in this Section 7(c) shall be made at the same time and in the same manner as bonuses are paid to participants in the applicable bonus plan.  As used in this Section, the term “beneficiary” includes both the singular and the plural of such term, as may be appropriate.

In lieu of the payment schedule provided for in the preceding paragraph, the Executive’s beneficiary (or if no such beneficiary is designated, his estate) may elect, by written notice to the Company not more than 90 days following the date of the Executive’s death, to receive all amounts provided for in the preceding paragraph that have not theretofore been paid in a single lump sum equal to the present value of all such payments.  For purposes of the previous sentence, present value shall be calculated on the basis of the applicable short-term federal interest rate (applicable to loans with monthly compounding) as determined pursuant to Section 1274(d) of the Code for the month in which death occurs.

(d)          Disability.  If, the Executive is terminated from employment by the Company as a result of the Executive’s Disability (as defined below in this Section), the Executive, his conservator or guardian, as the case may be, shall be entitled to receive:  (i) the Salary provided for in Section 3(a) as accrued through the date of the Executive’s termination of employment; (ii) any bonus earned but not yet paid in respect of any calendar year preceding the year in which the Executive’s termination of employment occurs; (iii) a bonus for the calendar year in which the Executive’s termination of employment occurs equal to a pro rata portion of the Executive’s target bonus, if any, for such year, determined on the basis of the number of days in such year through the date of the Executive’s termination of employment; and (iv) any unreimbursed expenses. Bonus payments provided for in this Section 7(d) shall be made at the same time and in the same manner as bonuses are paid to participants in the applicable bonus plan.  For purposes of this Agreement, “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason  of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months.  Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a physician reasonably satisfactory to the Executive and the Company, and the determination of such physician shall be final and binding upon both the Executive and the Company.

8.           Tax Withholding.

Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes.

9.           Confidentiality and Proprietary Rights.

(a)          Confidentiality.  The Executive acknowledges that as a result of his employment with the Company, the Executive will obtain secret and confidential information concerning the business of the Company, and its subsidiaries and affiliates (all of such entities referred to collectively in this Section, as the “Company”). Other than in the performance of his duties hereunder, the Executive agrees not to disclose, either during the Term of his employment with the Company or at any time thereafter, to any person, firm or corporation any confidential information concerning the Company which is not in the public domain including trade secrets, budgets, strategies, operating plans, marketing plans, supplier lists, non-public company agreements, employee lists, or the customer lists or similar confidential information of the Company.

(b)          Proprietary Rights.  All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company and/or its subsidiaries, which the Executive shall use or prepare or come in contact with in the course of, or as a result of his employment, or as a result of work performed by the Executive for the Company, shall, as between the parties, remain the sole property of the Company. Upon termination of his employment with the Company, the Executive agrees to immediately return all such materials and shall not thereafter cause removal thereof from the premises of the Company. Further, the Executive agrees to disclose and assign, and does hereby assign, to the Company as its exclusive property, all ideas, writings, inventions, discoveries, improvements and technical or business innovations made or conceived by the Executive, whether or not patentable or copyrightable, either solely or jointly with others during the course of his employment with the Company, relating directly to the business, work or investigations of the Company or its subsidiaries (“Company Inventions”).

Notwithstanding the foregoing, the Executive understands that the provisions of this Agreement requiring assignment of Company Inventions to the Company do not apply to any invention that qualifies under the provisions of California Labor Code Section 2870 (as set forth in Exhibit A hereto). The Executive understands that Company will keep in confidence and will not disclose to third parties without the Executive’s consent any confidential information disclosed in writing to Company relating to inventions that qualify under the provisions of Section 2870 of the California Labor Code.

10.         Nonassignability; Binding Agreement.

Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Company’s prior written consent; provided, however, that nothing in this Section shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death or disability, or his executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

11.       Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

12.       Notices.

Any notice hereunder by either party to the other shall be given in writing by personal delivery, email or certified mail, return receipt requested, to the applicable address set forth below:

(a)	To the Company:	American Apparel, Inc.
747 Warehouse Street
Los Angeles, California 90021
Attention: Adrian Kowalewski
Email: adrian@americanapparel.net

(b)	To the Executive:	Glenn A. Weinman
17045 Rancho Street
Encino, California 91316
Email: gaweinman@aol.com

(or such other address as may from time to time be designated by notice by any party hereto for such purpose). Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by email, on the business day following receipt of confirmation or, if by certified mail, on the date shown on the applicable return receipt.

13.         California Law.

This Agreement is to be governed by and interpreted in accordance with the laws of the State of California, without giving effect to the choice-of-law provisions thereof. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

14.         Arbitration.

The Company and the Executive agree that any and all disputes based upon, relating to or arising out of this Agreement, the Executive’s employment relationship with the Company or any of its subsidiaries or affiliates and/or the termination of that relationship, and/or any other dispute by and between the Executive and the Company or any of its subsidiaries or affiliates, including any and all claims that the Executive may at any time attempt to assert against the Company or any of its subsidiaries or affiliates, shall be submitted to binding arbitration in Los Angeles County, California, pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures, including the Optional Rules for Emergency Measures of Protection (the “Rules”), provided that the arbitrator shall allow for discovery sufficient to adequately arbitrate any asserted claims, including access to essential documents and witnesses, and otherwise in accordance with California Code of Civil Procedure § 1283.05, and provided further that the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. The arbitrator shall be a retired judge of the California Superior Court, California Court of Appeal, or United States District Court, to be mutually agreed upon by the parties. If, however, the parties are unable to agree upon an arbitrator, then an arbitrator, who is a retired judge of the California Superior Court, California Court of Appeal, or United States District Court, shall be selected by AAA in accordance with the Rules. The Company and the Executive further agree that each party shall pay its own costs and attorneys’ fees, if any; provided, however, that if either party prevails on a claim which affords the prevailing party an award of attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees to the prevailing party, consistent with applicable law. In any event, the Company shall pay any expenses that the Executive would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, including the arbitrator’s fee, any administrative fee and any filing fee in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced. The Company and the Executive further agree that any hearing must be transcribed by a certified shorthand reporter, and that the arbitrator shall issue a written decision and award supported by essential findings of fact and conclusions of law in order to facilitate judicial review.  Said award and decision shall be issued within thirty (30) days of the completion of the arbitration. Judgment in a court of competent jurisdiction may be had on said decision and award of the arbitrator. For these purposes, the parties agree to submit to the jurisdiction of the state and federal courts located in Los Angeles County, California.

15.         Injunctive Relief.

The Executive acknowledges and agrees that the services being rendered by the Executive to the Company under this Agreement are of a special, unique and extraordinary character that gives them peculiar value to the Company and/or its subsidiaries and affiliates, the loss of which (in violation of this Agreement) would cause irreparable harm to the Company and/or its subsidiaries and affiliates, for which the Company and/or its subsidiaries and affiliates would have no adequate remedy at law.  The Executive further acknowledges and agrees that the trade secrets and confidential and related information referred to in this Agreement each are of substantial value to the Company and/or its subsidiaries and affiliates and that a breach of any of the terms and conditions of this Agreement relating to those subjects would cause irreparable harm to the Company and/or its subsidiaries and affiliates, for which the Company and/or its subsidiaries and affiliates would have no adequate remedy at law. Therefore, in addition to any other remedies (in law or in equity) that may be available to the Company and/or any of its subsidiaries and affiliates under this Agreement or otherwise, the Company and/or its subsidiaries and affiliates shall be entitled to obtain (pursuant to the Rules) temporary restraining orders, preliminary and permanent injunctions and/or other equitable relief (pursuant to the Rules) to specifically enforce the Executive’s duties and obligations under this Agreement, or to enjoin any breach of this Agreement, without the need to post a bond or other security and without the need to demonstrate special damages.

16.         Counterparts.

This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

17.         Indemnity, Attorneys’ Fees and Costs. The Company will indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of a proceeding) by the laws of the State of California, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any subsidiary thereof, or his serving or having served any other enterprises as a director, officer or employee at the request of the Company.  In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys’ fees, legal expenses and costs incurred in arbitrating or otherwise attempting to enforce this Agreement or resolve such dispute. In construing this Agreement, no party hereto shall have any term or provision construed against such party solely by reason of such party having drafted or written such term or provision.

18.         Cumulative Remedies.

Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

19.         Headings.

The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

20.         Survival.

Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement (including but not limited to the obligations set forth in Section 11 hereof) shall, unless otherwise specified, survive the termination or expiration of this Agreement and be binding on Executive and the Company.

21.         General 409A Compliance.

To the extent applicable, it is intended that the Agreement comply with the provisions of section 409A of the Code, as amended.  This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code).  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under this Agreement which are payable upon the Executive's termination of employment until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive's termination of employment shall instead be paid on the first business day after the date that is six months following the Executive's termination of employment (or upon the Executive's death, if earlier).  In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.  With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above, effective as of the Effective Date.

American Apparel, Inc.

By:	/s/ Dov Charney
Title:	President and Chief Executive Officer

/s/ Glenn A. Weinman

Glenn A. Weinman

Exhibit A
CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under Subdivision (a), the provision is against the public policy of this state and is unenforceable.”